Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES C-2 CONVERTIBLE PREFERRED STOCK OF

BTCS INC.

The undersigned, Charles Allen, the Chief Executive Officer of BTCS Inc. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the “NRS”), hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by the Corporation’s Articles of Incorporation, as amended, and Section 78.315 of the NRS, the Board of Directors on January 1, 2021, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of One Million One Hundred Thousand (1,100,000) shares of preferred stock designated as “Series C-2 Convertible Preferred Stock”, none of which shares have been issued.

RESOLVED, that the Board of Directors designates the Series C-2 Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C-2 CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b)	“Anti-Dilution Amount” means, as of the applicable date of determination, with respect to each share of Series C-2, all additional amounts, as set forth in Section 6 hereto, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions, or other similar events occurring after the Initial Issuance Date with respect to the Series C-2.

(c)	“Anti-Dilution Event” shall have the meaning given to it in Section 6 hereto.

(d)	“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of the Series C-2 Convertible Preferred Stock of the Corporation.

(e)	“Common Stock” means (i) the Corporation’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f)	“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. Provide, however, the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, and directors, pursuant to a plan, even if funds are received shall be excluded from Common Stock Equivalents.

(g)	“Conversion Amount” shall have the meaning given to it in Section 5(c)(i) hereto.

(h)	“Conversion Date” shall have the meaning given to it in Section 5(d)(i) hereto.

(i)	“Conversion Notice” shall have the meaning given to it in Section 5(d)(i) hereto.

(j)	“Conversion Price” shall have the meaning given to it in Section 5(c)(ii) hereto.

(k)	“Conversion Rate” shall have the meaning given to it in Section 5(c) hereto.

(l)	“Corporation” shall have the meaning given to it in the preamble hereto.

(m)	“Distributions” shall have the meaning given to it in Section 12 hereto.

(n)	“DTC” shall have the meaning given to it in Section 5(d)(i) hereto.

(o)	“Holder” or “Holders” means a holder of Series C-2.

(p)	“Initial Issuance Date” means the date the first share of Series C-2 is issued to any Holder hereof.

(q)	“Junior Stock” shall have the meaning given to it in Section 3 hereto.

(r)	“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(s)	“Liquidation Funds” shall have the meaning given to it in Section 11 hereto.

(t)	“NRS” shall have the meaning given to it in the preamble hereto.

(u)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(v)	“Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(w)	“Register” shall have the meaning given to it in Section 5(d)(ii) hereto.

(x)	“Registered Series C-2” shall have the meaning given to it in Section 5(d)(ii) hereto.

(y)	“Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the Holders of Series C-2, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(z)	“Series C-2” shall have the meaning given to it in Section 2 hereto.

(aa)	“Series C-2 Certificates” shall have the meaning given to it in Section 5(d)(i) hereto.

(bb)	“Share Delivery Deadline” shall have the meaning given to it in Section 5(d)(i) hereto.

(cc)	“Stated Value” shall mean $1 per share of Series C-2, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions, or other similar events occurring after the Initial Issuance Date with respect to the Series C-2.

(dd)	“Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(ee)	“Transfer Agent” shall have the meaning given to it in Section 5(d)(i) hereto.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series C-2 Convertible Preferred Stock” (the “Series C-2”). The authorized number of Series C-2 shall be One Million One Hundred Thousand (1,100,000) shares. Each share of Series C-2 shall have a par value of $0.001.

3. Ranking. The Series C-2 shall rank senior to the Corporation’s Common Stock, and to all other classes and series of equity securities of the Corporation which by their terms do not rank pari passu or senior to the Series C-2 (“Junior Stock”). The Series C-2 shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

4. Dividends and Distributions. Each Holder of Series C-2 shall be entitled to receive dividends or distributions on each share of Series C-2 on an “as converted” into Common Stock basis as provided in Section 5 hereof when and if dividends are declared on the Common Stock by the Board of Directors. Dividends shall be paid in cash or property, as determined by the Board of Directors.

5. Conversion. Except as provided for in Section 5(b), at any time on or after the two year anniversary of the Initial Issuance Date, each share of Series C-2 shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Holder’s Conversion Right. At any time or times on or after the two year anniversary of the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series C-2 held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (as defined below).

(b) Automatic Conversion. On the earlier of: (i) the four year anniversary of the Initial Issuance Date, and (ii) simultaneous with the Corporation’s Common Stock being listed on a national securities exchange, Holders of Series C-2 shall be converted into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (as defined below).

(c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share of Series C-2 pursuant to Section 5 shall be determined by dividing (x) the Conversion Amount of such share of Series C-2 by (y) the Conversion Price (the “Conversion Rate”):

(i) “Conversion Amount” means, with respect to each share of Series C-2, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the aggregate Anti-Dilution Amount thereof if any.

(ii) “Conversion Price” means, $0.17 with respect to each share of Series C-2, as of any Conversion Date or other date of determination.

(d) Mechanics of Conversion. The conversion of each share of Series C-2 shall be conducted in the following manner:

(i) Optional Conversion. The Holder may convert shares of Series C-2 into shares of Common Stock on any date on or after the two year anniversary of the Initial Issuance Date (a “Conversion Date”), a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series C-2 subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 5(d)(ii), within three Trading Days following a conversion of any such Series C-2 as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series C-2 (the “Series C-2 Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Series C-2 in the case of its loss, theft or destruction as contemplated by Section 15). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, regulation, Trading Market Rule or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series C-2 represented by the Series C-2 Certificate(s) submitted for conversion pursuant to Section 5(c)(ii) is greater than the number of Series C-2 being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series C-2 Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C-2 Certificate (in accordance with Section 15(d)) representing the number of Series C-2 not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C-2 shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C-2 and the Stated Value of the Series C-2 (the “Registered Series C-2”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series C-2 shall treat each Person whose name is recorded in the Register as the owner of a share of Series C-2 for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series C-2 may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series C-2 by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series C-2 in the same aggregate Stated Value as the Stated Value of the surrendered Series C-2 to the designated assignee or transferee pursuant to Section 15, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series C-2 shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 5, following conversion of any Series C-2 in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series C-2 to the Corporation unless (A) the full or remaining number of Series C-2 shares represented by the applicable Series C-2 Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 5(c)(ii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series C-2 upon physical surrender of the applicable Series C-2 Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series C-2 Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C-2 to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C-2, the number of Series C-2 represented by such certificate may be less than the number of Series C-2 stated on the face thereof. Each Series C-2 Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C-2 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(ii) THEREOF. THE NUMBER OF SHARES OF SERIES C-2 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C-2 CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C-2 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

6. Anti-Dilution Events. The following event shall constitute an “Anti-Dilution Event”: If at any time after the Initial Issuance Date, the Company raises capital equal to or in excess of $5 million by issuing Common Stock or Common Stock Equivalents then the Anti-Dilution Amount per share of Series C-2 shall be the product of: (i) 0.000002, and (ii) the aggregate amount of all capital raised by the Corporation after the Initial Issuance Date (the “Capital Raised”). Provided; further, for the determination of the Anti-Dilution Amount, the amount of Capital Raised shall be limited to $13 million, regardless of how much capital the Corporation raises. In the event capital is raised simultaneous with a listing on a national securities exchange and the automatic conversion of the Series C-2 then such funds shall be included in the Capital Raised for the purpose of determining the Anti-Dilution Amount.

7. Company Redemption Right. Within 180 days of the Initial Issuance Date, the Corporation shall call a special meeting of stockholders seeking shareholder ratification of the issuance of the Series C-2. If the ratification of the issuance is not approved prior to the twelve-month anniversary of the Initial Issuance Date (the “Vote Deadline”), the Series C-2 shall be redeemed at a price equal to 107% of (i) the Stated Value per share plus (ii) all unpaid dividends thereon. Provided; further, if the Corporation has filed a proxy with the SEC prior to the Vote Deadline and is unable to conduct a vote prior to the Vote Deadline then the Vote Deadline shall be extended until such time as the vote is conducted. The Series C-2 shall not be entitled to vote on the ratification.

8. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of this Section 8, if the Corporation at any time on or after the Initial Issuance Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

9. Voting Rights. After such time as the issuance of the Series C-2 is ratified, each shares of Series C-2 shall vote on an as converted basis with the Common Stock or other equity securities of the Company on a 2 vote per one share of Common Stock basis. The Common Stock into which the Series C-2 is convertible shall, when issued, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series C-2.

10. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series C-2 above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C-2 and (c) shall, so long as any Series C-2 are outstanding, and upon the filing of an amendment to the Corporation’s Articles of Incorporation to increase the number of shares of the Corporation’s Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Nevada, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C-2, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C-2 then outstanding (without regard to any limitations on conversion contained herein).

11. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per share of Series C-2 equal to the amount per share such Holder would receive if such Holder converted such Series C-2 into Common Stock immediately prior to the date of such payment. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 11.

12. Distribution of Assets. In addition to any adjustments pursuant to Section 8, if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Series C-2, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C-2 (without taking into account any limitations or restrictions on the convertibility of the Series C-2) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

13. [Omitted]

14. Transfer of Series C-2. A Holder may transfer some or all of its Series C-2 without the consent of the Corporation in accordance with an exemption from Section 5 of the Securities Act of 1933.

15. Reissuance of Preferred Certificates.

(a) Transfer. If any Series C-2 are to be transferred, the applicable Holder shall surrender the applicable Series C-2 Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series C-2 Certificate (in accordance with Section 15(d)), registered as such Holder may request, representing the outstanding number of Series C-2 being transferred by such Holder and, if less than the entire outstanding number of Series C-2 is being transferred, a new Series C-2 Certificate (in accordance with Section 15(d)) to such Holder representing the outstanding number of Series C-2 not being transferred. Such Holder and any assignee, by acceptance of the Series C-2 Certificate, acknowledge and agree that, by reason of the provisions of Section 5(d)(i) following conversion of any of the Series C-2, the outstanding number of Series C-2 represented by the Series C-2 may be less than the number of Series C-2 stated on the face of the Series C-2.

(b) Lost, Stolen or Mutilated Series C-2 Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series C-2 Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series C-2 Certificate, the Corporation shall execute and deliver to such Holder a new Series C-2 Certificate (in accordance with Section 15(d)) representing the applicable outstanding number of Series C-2.

(c) Series C-2 Certificate Exchangeable for Different Denominations. Each Series C-2 Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series C-2 Certificate or Series C-2 Certificate(s) (in accordance with Section 15(d)) representing in the aggregate the outstanding number of the Series C-2 in the original Series C-2 Certificate, and each such new certificate will represent such portion of such outstanding number of Series C-2 from the original Series C-2 Certificate as is designated by such Holder at the time of such surrender.

(d) Issuance of New Series C-2 Certificate. Whenever the Corporation is required to issue a new Series C-2 Certificate pursuant to the terms of this Certificate of Designations, such new Series C-2 Certificate (i) shall represent, as indicated on the face of such Series C-2 Certificate, the number of Series C-2 remaining outstanding (or in the case of a new Series C-2 Certificate being issued pursuant to Section 15(a) or Section 15(c), the number of Series C-2 designated by such Holder which, when added to the number of Series C-2 represented by the other new Series C-2 Certificates issued in connection with such issuance, does not exceed the number of Series C-2 remaining outstanding under the original Series C-2 Certificate immediately prior to such issuance of new Series C-2 Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series C-2 Certificate, which is the same as the issuance date of the original Series C-2 Certificate.

(e) Book Entry. If the Corporation’s Transfer Agent issues the Series C-2 in book entry format, all provisions of this Certificate of Designations as to delivery of Series C-2 certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

16. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

17. Attorneys Fees.

(a) If (i) any shares of Series C-2 are placed in the hands of an attorney to enforce the provisions of this Certificate of Designations or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements.

(b) In addition to the obligations under Section 17(a), in connection with the removal of restrictive legends from shares of Series C-2, the Corporation shall pay the reasonable attorney’s fees of counsel to any Holder in any amount not to exceed $750 per opinion of counsel. Such payment(s) shall be made within one Trading Day after receipt of a Conversion Notice or other notice from a Holder.

18. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

19. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this Section 19 shall permit any waiver of any provision of Section 17.

20. Notices. The Corporation shall provide each Holder of Series C-2 with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with the Securities Purchase Agreement or in accordance with any other instructions provided by the Holder to the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any options, convertible securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder. All notices shall be by email or recognized overnight delivery service, next Trading Day delivery using the addresses of the Corporation as provided to the Holders and the addresses of any Holder as provided by such Holder to the Corporation. The Corporation and the Holders may change their addresses by notice by the Corporation to all Holders or any Holder to the Corporation.

21. Governing Law; Exclusive Jurisdiction. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 19. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designations.

22. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

23. Amendment. This Certificate of Designations or any provision hereof may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series C-2 currently outstanding. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C-2 Convertible Preferred Stock of BTCS Inc. to be signed by its Chief Executive Officer on this 1st day of January, 2021.

BTCS INC.

By:	/s/ Charles Allen
Charles Allen, Chief Executive Officer

BTCS INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C-2 Convertible Preferred Stock of BTCS Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C-2 Convertible Preferred Stock, $0.001 par value per share (the “Series C-2”), of BTCS Inc., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: ________________

Aggregate number of Series C-2 shares to be converted:
Stated Value of such Series C-2 to be converted:
Anti-Dilution Amount of Series C-2 to be converted:
Conversion Amount of Series C-2 to be converted: (Stated Value plus Anti-Dilution Amount)

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: (Aggregate number of Series C-2 x Aggregate Conversion Amount)

Please confirm the following information:

Conversion Price:	$0.17
Number of shares of Common Stock to be issued:
(Aggregate Conversion Amount / Conversion Price)

Please issue the Common Stock into which the applicable Series C-2 are being converted to Holder, or for its benefit, as follows:

[ ]	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

[ ]	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, ______

Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:
E-mail Address:

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

BTCS INC.

By:
Name:
Title: